ARC Reports 2019 Fourth Quarter and Full Year Results - Exceeds Annual Forecast for Cash Provided by Operating Activities, Meets Annual Forecast for EPS and Adjusted EBITDA

SAN RAMON, CA – (February 25, 2020) – ARC Document Solutions, Inc. (NYSE: ARC), a leading document solutions provider to design, engineering, construction, and facilities management professionals, today reported its financial results for the fourth quarter and full year ended December 31, 2019.

Financial Highlights:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(All dollar amounts in millions, except EPS)	2019	2018	2019	2018
Net Sales	$92.3	$98.4	$382.4	$400.8
Gross Margin	32.8%	32.7%	32.7%	32.6%
Net income attributable to ARC	$0.8	$1.6	$3.0	$8.9
Adjusted net income attributable to ARC	$1.4	$1.6	$6.8	$8.5
Earnings per share - Diluted	$0.02	$0.04	$0.07	$0.20
Adjusted earnings per share - Diluted	$0.03	$0.03	$0.15	$0.19
Cash provided by operating activities	$23.0	$24.9	$52.8	$55.0
EBITDA	$10.3	$12.1	$45.9	$51.0
Adjusted EBITDA	$11.7	$12.7	$49.4	$53.4
Capital Expenditures	$4.5	$4.5	$12.9	$14.9
Debt & Capital Leases (including current), net of unamortized deferred financing fees			$106.2	$127.2
Management Commentary
“While 2019 challenged us to reconfigure our product and service portfolios to adapt to a transforming market, our cash flows from operations remained a steady source of strength and stability,” said Suri Suriyakumar, Chairman and CEO of ARC Document Solutions. “While sales declined moderately here in the U.S., our Chinese equipment and supplies division accounted for more than a third of the decline in overall sales for the year.”
“Despite the drop in sales, we met our adjusted EBITDA and EPS forecast, and exceeded our target for cash flow from operations,” said Mr. Suriyakumar. “We kept our gross margins well above 30 percent, reduced annualized costs by $10 million in the second half of the year, and opened up new markets in color, archiving and MPS.”
“Our previous capital allocation strategy – which for several years has been to aggressively reduce our debt – allowed us to convert 100% of our long-term bank debt to a revolving facility in the fourth quarter,” said Jorge Avalos, Chief Financial Officer. “This, in turn, supported the creation of our new dividend program and continued share repurchases in the open market. Ending the year with lower levels of debt, a better cost structure, solid margins, and a resilient capital structure creates a clear path for progress in 2020.”

2019 Fourth Quarter and Full Year Supplemental Information:
ARC has provided supplemental information to its earnings announcement to supply shareholders and analysts with additional information in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 25, 2020 at 2:00 pm PST (5:00 pm EST) and will include only brief comments followed by a question and answer period. Supplemental information will not be read on the call.
Overview
The fourth quarter capped a year of significant change for ARC in 2019. Demand for traditional architectural, engineering and construction (AEC) printing business continued to decline throughout the year, offset by non-AEC business in color and MPS. Equipment and Supplies sales rose early in the year, but fell dramatically in the last two quarters, driven primarily by significant declines in our Chinese business. This low-margin, non-strategic business accounted for half of the decline in our overall sales for the fourth quarter and more than a third of our overall sales decline for the year. The initial results of our third quarter restructuring had a positive impact on margins in the fourth quarter and helped drive a dramatic improvement on cash flow from operations.

Net Revenue

In millions	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	FYE 2018	4Q 2018
Total Net Revenue	$382.4	$92.3	$94.1	$98.9	$97.1	$400.8	$98.4
For the fourth quarter 2019, net revenue declined 6.2%, or $6.1 million, compared to the fourth quarter of 2018. Net revenue for full-year 2019 declined 4.6%, or $18.4 million, year-over-year compared to the full year of 2018. Our Chinese Equipment and Supplies division accounted for $3.3 million of the revenue drop in the fourth quarter and $7 million of the revenue drop for the full year.

Revenue by Business Lines

In millions	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	FYE 2018	4Q 2018
CDIM	$205.5	$49.8	$50.5	$54.4	$50.8	$211.4	$51.1
MPS	$123.3	$30.2	$30.6	$31.6	$30.9	$128.8	$31.6
AIM	$14.1	$3.7	$3.5	$3.6	$3.3	$13.1	$3.4
Equipment and supplies	$39.5	$8.6	$9.5	$9.3	$12.1	$47.5	$12.3
For the fourth quarter 2019, construction document and information management (CDIM) sales declined 2.5% compared to prior year, and for the full-year 2019 declined 2.8% year-over-year. Declines in CDIM sales were driven by a lack of demand for traditional printing services, particularly in the construction space, offset partially by non-traditional printing services such as color imaging for retail, promotional and marketing projects.
For the fourth quarter 2019, managed print services (MPS) sales declined 4.5% compared to prior year, and sales for the full-year 2019 declined 4.3% year-over-year as compared to the full year of 2018. MPS sales declined due to decreases in print volumes at existing customer accounts, offset by growth in new accounts.
For the fourth quarter 2019, archiving and information management (AIM) sales increased 8.5% compared to prior year and sales for the full-year 2019 increased 7.3% year-over-year as compared to the full year of 2018. Sales increases in AIM were driven by increased demand for archival and scanning services, as well as growth in our facilities management offering.
For the fourth quarter 2019, equipment and supplies sales declined 30.1% compared to prior year, and sales for the full-year 2019 declined 16.8% year-over-year as compared to the full year of 2018. Declines were driven primarily by constrained capital spending in China and its effect on our Chinese joint venture.

Gross Profit

In millions unless otherwise indicated	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	FYE 2018	4Q 2018
Gross Profit	$125.2	$30.2	$30.4	$33.8	$30.7	$130.9	$32.2
Gross Margin	32.7%	32.8%	32.3%	34.2%	31.6%	32.6%	32.7%
Gross profit in the fourth quarter 2019 declined 6.0% year over year, and gross profit for the full-year 2019 declined 4.3% year-over-year as compared to the full year of 2018. Declines in gross profit dollars were driven by lower sales volume, but gross profit margin remained stable despite $18 million in overall annual sales declines.

Selling, General and Administrative Expenses

In millions	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	FYE 2018	4Q 2018
Selling, general and administrative expenses	$107.3	$26.4	$26.0	$27.2	$27.6	$109.1	$27.3
Selling, general and administrative (SG&A) expenses in the fourth quarter declined 3.5% year-over-year, and for the full year 2019 declined 1.7% compared to the full year of 2018. The decreases were driven by lower sales and marketing costs related to our third quarter restructuring exercise.

Net Income and Earnings Per Share

In millions unless otherwise indicated	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	FYE 2018	4Q 2018
Net Income Attributable to ARC – GAAP	$3.0	$0.8	$1.1	$0.5	$0.6	$8.9	$1.6
Adjusted Net Income Attributable to ARC	$6.8	$1.4	$1.6	$3.1	$0.6	$8.5	$1.6

Earnings per share Attributable to ARC
Diluted EPS – GAAP	$0.07	$0.02	$0.02	$0.01	$0.01	$0.20	$0.04
Adjusted Diluted EPS	$0.15	$0.03	$0.04	$0.07	$0.01	$0.19	$0.03
Decreases in GAAP net income and adjusted net income attributable to ARC and GAAP and adjusted EPS in 2019 were driven by lower sales and related profits, partially offset by the previously disclosed third quarter restructuring plan.

Cash Provided by Operating Activities

In millions	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	FYE 2018	4Q 2018
Cash provided by operating activities	$52.8	$23.0	$10.8	$16.3	$2.7	$55.0	$24.9
Cash provided by operating activities in the fourth quarter 2019 decreased 7.7% year over year, and for the full-year 2019 decreased 4.0% year-over-year as compared to the full year of 2018.
Results from 2018 included a $2.7 million cash in-flow from operating activities and a corresponding $2.7 million out-flow from investing activities for landlord-tenant improvement allowances as required by GAAP. Excluding this, cash provided from operating activities would have increased, despite the decrease in net income, due to working capital improvements.

EBITDA

In millions	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019	FYE 2018	4Q 2018
EBITDA	$45.9	$10.3	$11.1	$13.8	$10.6	$51.0	$12.1
Adjusted EBITDA	$49.4	$11.7	$12.1	$14.4	$11.2	$53.4	$12.7
Decreases in EBITDA and adjusted EBITDA during 2019 were driven by lower net income, partially offset by our previously disclosed third quarter restructuring exercise.

Additional Information:

•	Cash & cash equivalents on the balance sheet at the end of 2019 were $29.4 million.

•
On December 17, 2019 the Company entered into an amendment to its Credit Agreement, initially dated as of November 20, 2014. The Amendment increases the maximum aggregate principal amount of revolving loans (“Revolving Loans”) under the Credit Agreement from $65 million to $80 million. Proceeds of a portion of the Revolving Loans available to be drawn under the Credit Agreement were used to fully repay the $49.5 million term loan that was outstanding under the Credit Agreement at the time of the amendment. Senior debt facility payments in 2019 were $20 million.

•
The Company purchased 0.7 million of its own shares in the open market in the fourth quarter for $0.9 million, and in total, purchased 1.3 million of its own shares during the full-year 2019 for $1.9 million.

•	ARC’s second quarterly cash dividend of one cent was announced on February 14, 2019 with a record date of April 30, 2020, and a payment date of May 29, 2020.

•
Architectural, engineering, construction and building owner/operators (AEC/O) customers comprised approximately 76% of our total net sales, while customers outside of construction made up approximately 24% of our total net sales.

•	Total number of MPS locations at the end of the fourth quarter has grown to approximately 10,900, a net gain of approximately 400 locations over Q4 2018.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Services and Product Line	2019	2018	2019	2018
CDIM	54.0%	51.9%	53.7%	52.7%
MPS	32.7%	32.1%	32.2%	32.1%
AIM	4.0%	3.5%	3.7%	3.3%
Equipment and supplies sales	9.3%	12.5%	10.4%	11.9%

Outlook
Management introduced its annual outlook for 2020, anticipating fully-diluted annual adjusted earnings per share to be in the range of $0.13 to $0.18; annual cash provided by operating activities is projected to be in the range of $43 million to $48 million; and annual adjusted EBITDA is forecast to be in the range of $45 million to $50 million. ARC’s 2020 forecast includes a 27th payroll period for the year caused by annual timing differences in payroll, including leap years. This “catch up” payroll period affects ARC every 11 years.

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Tuesday, February 25, 2020, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company's 2019 fourth quarter and fiscal year. To access the live audio call, dial (877) 823-7014. International callers may join the conference by dialing (647) 689-4066. The conference code is 2081499. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words and phrases such as "forecast", "outlook", "clear path for progress", "projected", and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	December 31,	December 31,
Current assets:	2019	2018
Cash and cash equivalents	$29,425	$29,433
Accounts receivable, net of allowances for accounts receivable of $2,099 and $2,016	51,432	58,035
Inventories, net	13,936	16,768
Prepaid expenses	4,783	4,937
Other current assets	6,807	6,202
Total current assets	106,383	115,375
Property and equipment, net of accumulated depreciation of $210,849 and $199,480	70,334	70,668
Right-of-use assets from operating leases	41,238	—
Goodwill	121,051	121,051
Other intangible assets, net	1,996	5,126
Deferred income taxes	19,755	24,946
Other assets	2,400	2,550
Total assets	$363,157	$339,716
Current liabilities:
Accounts payable	$23,231	$24,218
Accrued payroll and payroll-related expenses	14,569	17,029
Accrued expenses	20,440	17,571
Current operating lease liabilities	11,060	—
Current portion of long-term debt and capital leases	17,075	22,132
Total current liabilities	86,375	80,950
Long-term operating lease liabilities	37,260	—
Long-term debt and capital leases	89,082	105,060
Other long-term liabilities	400	6,404
Total liabilities	213,117	192,414
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 49,189 and 48,492 shares issued and 45,228 and 45,818 shares outstanding	49	48
Additional paid-in capital	126,117	123,525
Retained earnings	31,969	29,397
Accumulated other comprehensive loss	(3,357)	(3,351)
	154,778	149,619
Less cost of common stock in treasury, 3,960 and 2,674 shares	11,410	9,350
Total ARC Document Solutions, Inc. stockholders’ equity	143,368	140,269
Noncontrolling interest	6,672	7,033
Total equity	150,040	147,302
Total liabilities and equity	$363,157	$339,716

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Service sales	$83,740	$86,140	$342,912	$353,300
Equipment and supplies sales	8,576	12,273	39,503	47,484
Total net sales	92,316	98,413	382,415	400,784
Cost of sales	62,072	66,255	257,246	269,934
Gross profit	30,244	32,158	125,169	130,850
Selling, general and administrative expenses	26,379	27,342	107,260	109,122
Amortization of intangible assets	661	926	3,141	3,868
Restructuring expense	349	—	660	—
Income from operations	2,855	3,890	14,108	17,860
Other income, net	(18)	(18)	(71)	(81)
Loss on extinguishment and modification of debt	389	—	389	—
Interest expense, net	1,160	1,444	5,226	5,880
Income before income tax provision	1,324	2,464	8,564	12,061
Income tax provision	502	808	5,724	3,334
Net income	822	1,656	2,840	8,727
Loss (income) attributable to noncontrolling interest	2	(44)	175	146
Net income attributable to ARC Document Solutions, Inc. shareholders	$824	$1,612	$3,015	$8,873
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.02	$0.04	$0.07	$0.20
Diluted	$0.02	$0.04	$0.07	$0.20
Weighted average common shares outstanding:
Basic	44,670	45,009	44,997	44,918
Diluted	44,725	45,218	45,083	45,050

ARC Document Solutions Consolidated Statements of Cash Flows	Three Months Ended		Twelve Months Ended
(In thousands) (Unaudited)	December 31,		December 31,
	2019	2018	2019	2018
Cash flows from operating activities
Net income	$822	$1,656	$2,840	$8,727
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	160	446	590	1,083
Depreciation	7,163	7,311	28,763	29,019
Amortization of intangible assets	661	926	3,141	3,868
Amortization of deferred financing costs	46	57	208	232
Stock-based compensation	605	621	2,459	2,445
Deferred income taxes	473	953	5,157	3,128
Deferred tax valuation allowance	(64)	(211)	51	(140)
Restructuring expense, non-cash portion	102	—	148	—
Loss on extinguishment and modification of debt	389	—	389	—
Other non-cash items, net	(235)	(113)	(444)	(314)
Changes in operating assets and liabilities:
Accounts receivable	6,377	3,827	6,119	(2,767)
Inventory	1,549	1,446	2,791	2,737
Prepaid expenses and other assets	4,734	512	11,828	(1,814)
Accounts payable and accrued expenses	205	7,471	(11,259)	8,760
Net cash provided by operating activities	22,987	24,902	52,781	54,964
Cash flows from investing activities
Capital expenditures	(4,479)	(4,467)	(12,885)	(14,930)
Other	299	139	641	695
Net cash used in investing activities	(4,180)	(4,328)	(12,244)	(14,235)
Cash flows from financing activities
Proceeds from issuance of common stock under Employee Stock Purchase Plan	24	27	133	127
Share repurchases	(874)	—	(2,060)	(60)
Contingent consideration on prior acquisitions	—	(60)	(3)	(236)
Payments on long-term debt agreements and capital leases	(54,106)	(5,831)	(71,657)	(23,031)
Borrowings under revolving credit facilities	51,500	7,625	71,250	16,875
Payments under revolving credit facilities	(7,000)	(11,500)	(38,000)	(32,375)
Payment of deferred financing costs	(96)	—	(96)	—
Net cash used in financing activities	(10,552)	(9,739)	(40,433)	(38,700)
Effect of foreign currency translation on cash balances	367	194	(112)	(655)
Net change in cash and cash equivalents	8,622	11,029	(8)	1,374
Cash and cash equivalents at beginning of period	20,803	18,404	29,433	28,059
Cash and cash equivalents at end of period	$29,425	$29,433	$29,425	$29,433
Supplemental disclosure of cash flow information:
Noncash financing activities:
Finance lease obligations incurred	$4,047	$4,971	$17,057	$21,531

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Service Sales
CDIM	$49,835	$51,119	$205,536	$211,389
MPS	30,187	31,594	123,279	128,775
AIM	3,718	3,427	14,097	13,136
Total services sales	83,740	86,140	342,912	353,300
Equipment and supplies sales	8,576	12,273	39,503	47,484
Total net sales	$92,316	$98,413	$382,415	$400,784

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Cash flows provided by operating activities	$22,987	$24,902	$52,781	$54,964
Changes in operating assets and liabilities	(12,865)	(13,256)	(9,479)	(6,916)
Non-cash expenses	(1,476)	(1,753)	(8,558)	(6,434)
Income tax provision	502	808	5,724	3,334
Interest expense, net	1,160	1,444	5,226	5,880
Loss (income) attributable to noncontrolling interest	2	(44)	175	146
EBITDA	10,310	12,101	45,869	50,974
Loss on extinguishment and modification of debt	389	—	389	—
Restructuring expense	349	—	660	—
Stock-based compensation	605	621	2,459	2,445
Adjusted EBITDA	$11,653	$12,722	$49,377	$53,419

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income attributable to ARC Document Solutions, Inc. shareholders	$824	$1,612	$3,015	$8,873
Interest expense, net	1,160	1,444	5,226	5,880
Income tax provision	502	808	5,724	3,334
Depreciation and amortization	7,824	8,237	31,904	32,887
EBITDA	10,310	12,101	45,869	50,974
Loss on extinguishment and modification of debt	389	—	389	—
Restructuring expense	349	—	660	—
Stock-based compensation	605	621	2,459	2,445
Adjusted EBITDA	$11,653	$12,722	$49,377	$53,419

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC to unaudited adjusted net income attributable to ARC (In thousands, except per share data) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income attributable to ARC Document Solutions, Inc. shareholders	$824	$1,612	$3,015	$8,873
Loss on extinguishment and modification of debt	389	—	389	—
Restructuring expense	349	—	660	—
Income tax benefit related to above items	(192)	—	(273)	—
Deferred tax valuation allowance and other discrete tax items	67	(51)	3,006	(341)
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$1,437	$1,561	$6,797	$8,532

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.02	$0.04	$0.07	$0.20
Diluted	$0.02	$0.04	$0.07	$0.20
Weighted average common shares outstanding:
Basic	44,670	45,009	44,997	44,918
Diluted	44,725	45,218	45,083	45,050

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.03	$0.03	$0.15	$0.19
Diluted	$0.03	$0.03	$0.15	$0.19
Weighted average common shares outstanding:
Basic	44,670	45,009	44,997	44,918
Diluted	44,725	45,218	45,083	45,050

See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures

EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. We use EBITDA to compare the performance of our operating segments and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and twelve months ended December 31, 2019 and 2018 to reflect the exclusion of loss on extinguishment and modification of debt, restructuring expense, and changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three and twelve months ended December 31, 2019 and 2018.
We have presented adjusted EBITDA for the three and twelve months ended December 31, 2019 and 2018 to exclude loss on extinguishment and modification of debt, restructuring expense, and stock-based compensation expense. The adjustment of EBITDA for these items is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.